Exhibit 10.3

Hewitt Associates, Inc.

Annual Equity Compensation

2008 Deferral Election Agreement

Please complete this Annual Equity Compensation Deferral Election Agreement (Agreement) and return a signed copy to Margaret Kuretich no later than December 31, 2007.

Name:	SS#:

☐	I do not wish to defer my annual equity compensation, valued at $80,000, which will be earned and granted in 2008. I understand this is a voluntary election. (If you check this box, do not complete the remainder of this agreement—skip ahead to the bottom of the reverse side of this Agreement, date and sign, and return the Agreement as indicated above.)

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☐	I hereby irrevocably elect to defer receipt of 100% of the shares related to my annual equity compensation, valued at $80,000, which will be earned and granted in 2008. I understand that the amount deferred will be converted to Deferred Restricted Stock Units (DRSUs) and will be subject to the terms and provisions outlined in this Agreement in the manner set forth below. (If you check this box, please complete all sections of this Agreement, date and sign at the bottom of the reverse side, and return the Agreement as indicated above.)

Settlement Date

In making this election, the following rules apply:

•	You must elect the Settlement Dates as of which your DRSUs will be converted to actual Shares of stock and issued to you.

•	The settlement of any vested DRSUs will commence upon termination or retirement from the Board, in the manner you select below.

•	You may elect to receive your Shares in a single lump sum or in installments over two or three years.

I hereby irrevocably elect the following form of settlement for my DRSUs:

☐	100% lump-sum payout upon termination or retirement from the Board;

☐	Two equal annual installments commencing upon termination from the Board; or

☐	Three equal annual installments commencing upon termination from the Board.

Manner of Transfer

All deferrals to a particular Settlement Date will be paid out in Shares. All of the Shares you are entitled to receive on the Settlement Date(s) specified in this Agreement will be transferred to you on such Settlement Date(s).

Terms and Conditions

By signing this form, you hereby acknowledge your understanding and acceptance of the following:

1.	Vesting. In accordance with the terms of the Plan, the Units shall vest one hundred percent (100%) on the first anniversary of the award date, provided you have continued on Hewitt's Board of Directors through such anniversary.

2.	Withholding. The Company shall have the right to deduct from all deferrals or payments hereunder, any federal, state, or local tax required by law to be withheld.

3.	Nonassignable. Your rights and interests under this Deferral Election Agreement may not be assigned, pledged, or transferred other than as provided in the Hewitt Associates, Inc. Global Stock and Incentive Compensation Plan.

4.	Termination of This Agreement. The Company reserves the right to terminate this Agreement at any time. In such case, any undistributed DRSUs which are subject to the Deferral Election Agreement and not otherwise payable during the first twelve months following the termination of the Agreement shall be converted into Shares and will be transferred to you during the second twelve month period following the termination of the Agreement.

5.	Bookkeeping Account. The Company will establish a bookkeeping account to reflect the number of DRSUs that are subject to this Agreement and shall maintain a record of the cash or other amounts that were converted to DRSUs pursuant to this Agreement.

6.	Retail Broker Account: The payment of Shares pursuant to this Agreement shall be issued electronically to an account in your name, managed by the then Plan administrator, as of the applicable Settlement Dates (or normal retainer payment date). Subject to the withholding requirements outlined above, this electronic entry representing the unrestricted Shares will be delivered to you as soon as practicable after the Settlement Date.

7.	Dividends. In the event cash dividends and/or other distributions are paid with respect to actual Shares outstanding, your Bookkeeping Account will be credited with additional DRSUs equal to the total value you would have received if your undistributed DRSUs had been Shares divided by the Fair Market Value of a Share on the date the dividend or distribution would otherwise have been paid.

8.	Change in Control. Upon a Change in Control that qualifies as a change in control as defined under Code Section 409A or guidance thereto, all of your undistributed DRSUs shall be converted into Shares of the Company. Such Shares shall be distributed to you as soon as practicable following the Change in Control.

9.	Governing Law. This Agreement shall be construed and administered according to the laws of the State of Illinois.

10.	Defined Terms. All capitalized terms not defined in this Agreement are defined in the Hewitt Associates, Inc. Global Stock and Incentive Compensation Plan.

By executing this Agreement, I hereby acknowledge my understanding of and agreement with all the terms and provisions set forth in this Hewitt Associate, Inc. Annual Equity Compensation Deferral Election Agreement.

Director	Hewitt Associates, Inc.

By:

Date:	Date: